Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Gavin A. Mohr, Chief Financial Officer, 616.447.3929

INDEPENDENT BANK CORPORATION REPORTS
2021 FOURTH QUARTER AND FULL YEAR RESULTS

GRAND RAPIDS, Mich., Jan. 27, 2022 - Independent Bank Corporation (NASDAQ: IBCP) reported fourth quarter 2021 net income of $12.5 million, or $0.58 per diluted share, versus net income of $17.0 million, or $0.77 per diluted share, in the prior-year period.  For the year ended December 31, 2021, the Company reported net income of $62.9 million, or $2.88 per diluted share, compared to net income of $56.2 million, or $2.53 per diluted share, in 2020.  The increase in full year 2021 net income as compared to 2020 primarily reflects an increase in net interest income and a decrease in provision for credit losses that were partially offset by a decrease in non-interest income and an increase in non-interest expense and income tax expense.

Fourth quarter 2021 highlights include:

•	An increase in net interest income of 10.6% over the fourth quarter of 2020;
•	Net gains on mortgage loans of $5.6 million and total mortgage loan origination volume of $424.6 million;
•	Deposit net growth of $105.0 million (or 10.4% annualized);
•	Continued strong asset quality metrics as evidenced by low loan charge-offs during the quarter as well as a low level of non-performing loans and non-performing assets; and
•	The payment of a 21 cent per share dividend on common stock on November 15, 2021.

Full year 2021 highlights include:

•	Increases in net income and diluted earnings per share of 12.0% and 13.8%, respectively, compared to 2020;
•	Return on average assets and return on average equity of 1.41% and 16.13%, respectively;
•	Net gains on mortgage loans of $35.9 million and total mortgage loan origination volume of $1.9 billion;
•	Net growth in portfolio loans of $171.4 million (or 6.3%);
•	Deposit net growth of $479.7 million (or 13.2%);
•	Paid $0.84 in dividends which was a 5.0% increase compared to 2020; and
•	Tangible common equity per share increased by 6.1% to $17.33 from $16.33.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “I am very pleased with the high level of performance by our team generating strong core results for yet another quarter and the full year 2021. We continue to execute on our strategies of investing in people and technology. During the fourth quarter we saw good growth in net interest income, stabilization of our net interest margin and across the board loan growth, net of PPP. Our commercial pipeline is at its highest level in many quarters. Deposit gathering continues to be robust both via existing customers as well as through the addition of new customers. In addition, while mortgage gains have tapered down they continue to be solid and our card strategies are generating positive growth in interchange revenue. On the asset quality front, I could not be more pleased, with our net recoveries for the full year, as well as commercial watch credits at 3.10% of the portfolio, and a very low level of past due loans. We are excited about the momentum we have in our markets and look forward to continuing these trends into 2022.”

Significant items impacting comparable quarterly and year to date 2021 and 2020 results include the following:

•
Changes in the fair value due to price of capitalized mortgage loan servicing rights (the “MSR Changes”) of a positive $0.6 million ($0.02 per diluted share, after taxes) and $3.4 million ($0.12 per diluted share, after taxes) for the three-months and full-year ended December 31, 2021, respectively, as compared to a negative $0.9 million ($0.03 per diluted share, after taxes) and a negative $10.8 million ($0.39 per diluted share, after taxes) for the three-months and full year ended December 31, 2020 respectively.

Operating Results

The Company’s net interest income totaled $34.3 million during the fourth quarter of 2021, an increase of $3.3 million, or 10.6% from the year-ago period, and up $0.5 million, or 1.4%, from the third quarter of 2021.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.13% during the fourth quarter of 2021, compared to 3.12% in the year-ago period, and 3.18% in the third quarter of 2021. The year-over-year quarterly increase in net interest income is due to an increase in average interest-earning assets and the net interest margin.  Average interest-earning assets were $4.43 billion in the fourth quarter of 2021, compared to $3.98 billion in the year ago quarter and $4.30 billion in the third quarter of 2021.

For the full year 2021, net interest income totaled $129.8 million, an increase of $6.2 million, or 5.0% from 2020.  The Company’s net interest margin for the full year of 2021 was 3.10% compared to 3.34% in 2020.  The increase in net interest income for the full year of 2021 compared to 2020 is due to an increase in average interest-earning assets that was partially offset by a decline in the net interest margin.

Due to the economic impact of COVID-19, the Federal Reserve has taken a variety of actions to stimulate the economy, including significantly lowering short-term interest rates. These actions have placed continued pressure on the Company’s net interest margin.

In addition, commercial loan balances, interest income and yields have been impacted by Paycheck Protection Program (“PPP”) lending activity. PPP lending activity is summarized in the following tables:

	PPP – Round 1
At or for the three months ended	12/31/2021		9/30/2021		12/31/2020
	#	(000’s)	#	(000’s)	#	(000’s)
Loans outstanding at period end	6	$197	20	$1,262	1,483	$169,782
Average loans outstanding		774	-	2,699		220,214
Cumulative forgiveness applications submitted	2,124	261,088	2,085	260,015	808	122,962
Cumulative forgiveness applications approved	2,122	261,047	2,082	259,613	755	91,972
Net fees accreted into interest income		-	-	381		3,250
Net unaccreted fees at period end			-	-		3,216
Average loan yield		-	-	11.51%		6.91%

Note: PPP – Round 1 loan activity began in the second quarter of 2020.

	PPP – Round 2
At or for the three months ended	12/31/2021		9/30/2021		3/31/2021
	#	(000’s)	#	(000’s)	#	(000’s)
Loans outstanding at period end	180	$26,167	806	$88,888	1,250	$128,240
Average loans outstanding		58,895	-	110,276	-	72,011
Cumulative forgiveness applications submitted	1,401	115,568	831	51,370	-	-
Cumulative forgiveness applications approved	1,372	109,405	810	50,535	-	-
Net fees accreted into interest income		2,372	-	2,249	-	229
Net unaccreted fees at period end		806	-	3,178	-	5,454
Average loan yield		17.11%	-	9.17%	-	2.25%

Note: PPP – Round 2 loan activity began in the first quarter of 2021.

Non-interest income totaled $15.8 million and $76.6 million, respectively, for the fourth quarter and full year 2021, compared to $22.4 million and $80.7 million in the respective comparable year ago periods.  These changes were primarily due to variances in mortgage banking related revenues (net gains on mortgage loans and mortgage loan servicing, net).

Net gains on mortgage loans in the fourth quarters of 2021 and 2020, were approximately $5.6 million and $15.9 million, respectively. For full year 2021, net gains on mortgage loans totaled $35.9 million compared to $62.6 million in 2020.  The decrease in net gains on mortgage loans in 2021 was primarily due to a decrease in mortgage loan sales volume, as well as a decrease in profit margins on mortgage loan sales and fair value adjustments on the mortgage loan pipeline.

Mortgage loan servicing, net, generated a gain of $1.3 million and a loss of $0.4 million in the fourth quarters of 2021 and 2020, respectively. For full year 2021 and 2020, mortgage loan servicing, net, generated a gain of $5.7 million and loss of $9.4 million, respectively.  The significant variances in mortgage loan servicing, net are primarily due to changes in the fair value of capitalized mortgage loan servicing rights associated with changes in mortgage loan interest rates and expected future prepayment levels. Mortgage loan servicing, net activity is summarized in the following table:

	Three Months Ended		Twelve Months Ended
	12/31/2021	12/31/2020	12/31/2021	12/31/2020
Mortgage loan servicing, net:		(Dollars in thousands)
Revenue, net	$2,044	$1,812	$7,853	$6,874
Fair value change due to price	567	(892)	3,380	(10,833)
Fair value change due to pay-downs	(1,342)	(1,304)	(5,488)	(5,391)
Total	$1,269	$(384)	$5,745	$(9,350)

Net gain(loss) on securities available for sale totaled $(0.01) million and $1.41 million in fourth quarter and full year 2021, respectively, compared to 0.01 million and $0.27 million in the prior year fourth quarter and full year, respectively. The increase in gain during the full year of 2021 was related to the divestiture of a group of mortgage backed securities in the first quarter of 2021.

Non-interest expenses totaled $34.0 million in the fourth quarter of 2021, compared to $32.7 million in the year-ago period.  For full year 2021, non-interest expenses totaled $131.0 million versus $122.4 million in 2020. These year-over-year increases in non-interest expense are primarily due to increases in compensation and employee benefits (for the year to date period), data processing, interchange, costs(recoveries) related to the reserve for unfunded lending commitments and other expenses. The increase in compensation and employee benefits in 2021 is due to several factors, including, wage increases that were generally effective at the start of the year, an increase in lending personnel, increased overtime primarily associated with a data processing conversion, higher payroll taxes due to the increase in compensation and higher health care insurance costs (these costs during 2020 were unusually low due to the various COVID related lock-downs). The increase in data processing costs is primarily due to new software and technology product and service additions. The increase in interchange expense is due primarily to changes in transaction volume and transaction channel mix. The increase in expense related to the reserve for unfunded lending commitments is due to higher committed unfunded balances.

The Company recorded an income tax expense of $3.0 million and $14.4 million in the fourth quarter and full-year 2021, respectively.  This compares to an income tax expense of $4.1 million and $13.3 million in the fourth quarter and full-year 2020, respectively.  The changes in income tax expense primarily reflect changes in pre-tax earnings in 2021 relative to 2020.

Asset Quality

A breakdown of loan forbearance totals by loan type is as follows:

	12/31/2021			9/30/2021			% change vs. prior quarter
Loan Type	#	$(000’s)	% of portfolio	#	$ (000’s)	% of portfolio	#	$
Commercial	-	$-	0.0%	-	$-	0.0%	none	none
Mortgage	22	2,278	0.2%	39	5,901	0.5%	(43.6)%	(61.4)%
Installment	1	55	0.0%	7	109	0.0%	(85.7)%	(49.5)%
Total	23	$2,333	0.1%	46	$6,010	0.2%	(50.0)%	(61.2)%

Loans serviced for others	46	$5,163	0.2%	64	$7,986	0.3%	(28.1)%	(35.3)%

Note:  The % of portfolio is based on the dollar amount of forbearances to the total for the loan portfolio segment.

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	12/31/2021	12/31/2020	12/31/2019
	(Dollars in thousands)
Commercial	$62	$1,440	$1,377
Mortgage	4,914	6,353	7,996
Installment	569	519	805
Subtotal	5,545	8,312	10,178
Less – government guaranteed loans	435	439	646
Total non-performing loans	$5,110	$7,873	$9,532
Ratio of non-performing loans to total portfolio loans	0.18%	0.29%	0.35%
Ratio of non-performing assets to total assets	0.11%	0.21%	0.32%
Ratio of the allowance for loan losses to non-performing loans	924.70%	450.01%	274.32%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.

Non-performing loans have decreased $2.8 million from December 31, 2020, due primarily to a decrease in non-performing commercial loans and mortgage loans.

The provision for credit losses was an expense of $0.6 million and a credit of $0.4 million in the fourth quarters of 2021 and 2020, respectively. The provision for credit losses was a credit of $1.9 million and an expense of $12.5 million in the full year of 2021 and 2020, respectively. The year-to-date decreases in the provision for credit losses in 2021 compared to 2020, were primarily the result of a decline in the adjustment to allocations based on subjective factors and the specific reserve allocations, with an increase in recoveries of loans previously charged off. In particular, the higher full year provision for credit losses in 2020 included an $11.2 million (or 128.2%) increase in the qualitative/subjective portion of the allowance for credit losses. That increase in 2020 principally reflected the unique challenges and prevailing economic uncertainty resulting from the COVID-19 pandemic and the potential impact on the loan portfolio.

The Company recorded loan net charge offs of $0.2 million and loan net recoveries of $0.1 million in the fourth quarters of 2021 and 2020, respectively. Full year 2021 and 2020, the Company recorded loan net recoveries of $2.0 million and loan net charge-offs of $3.2 million, respectively.

The allowance for credit losses totaled $47.3 million at December 31, 2021 compared to $35.4 million at December 31, 2020. The increase from December 31, 2020 is attributed to the adoption of Financial Accounting Standards Board Accounting Standards Update 2016-13, Financial Instruments — Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments (“CECL”) on January 1, 2021. The impact of the adoption of CECL was an increase in the allowance for credit losses of $11.7 million. At December 31, 2021, the allowance for credit losses equaled 1.63% of total portfolio loans (1.64% when excluding PPP loans) under CECL, compared to 1.30% of total portfolio loans (1.38% when excluding PPP loans) at December 31, 2020, under the probable incurred loss methodology.

Balance Sheet, Liquidity and Capital

Total assets were $4.70 billion at December 31, 2021, an increase of $500.7 million from December 31, 2020.  Loans, excluding loans held for sale, were $2.91 billion at December 31, 2021, compared to $2.73 billion at December 31, 2020.  Deposits totaled $4.12 billion at December 31, 2021, an increase of $479.7 million from December 31, 2020.  This increase is primarily due to growth in non-interest bearing, savings and interest-bearing checking and reciprocal and time deposit account balances.

Cash and cash equivalents totaled $109.5 million at December 31, 2021, versus $118.7 million at December 31, 2020. Securities available for sale totaled $1.41 billion at December 31, 2021, versus $1.07 billion at December 31, 2020.  The significant increase in securities available for sale is due to the deployment of funds generated from the growth in deposits.

Total shareholders’ equity was $398.5 million at December 31, 2021, or 8.47% of total assets.  Tangible common equity totaled $366.8 million at December 31, 2021, or $17.33 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	12/31/2021	12/31/2020	Well Capitalized Minimum
Tier 1 capital to average total assets	8.57%	8.81%	5.00%
Tier 1 common equity to risk-weighted assets	11.80%	12.81%	6.50%
Tier 1 capital to risk-weighted assets	11.80%	12.81%	8.00%
Total capital to risk-weighted assets	13.05%	14.06%	10.00%

Share Repurchase Plan

On December 17, 2021, the Board of Directors of the Company authorized the 2021 share repurchase plan.  Under the terms of the 2021 share repurchase plan, the Company is authorized to purchase up to 1,100,000 shares, or approximately 5% of its outstanding common stock. The repurchase plan is authorized to last through December 31, 2022.  For the full year 2021, the Company repurchased 814,910 shares at a weighted average price of $21.19 per share.

Earnings Conference Call

Brad Kessel, President and CEO, Gavin A. Mohr, CFO and Joel Rahn, EVP-Commercial Banking will review the quarterly results in a conference call for investors and analysts beginning at 11:00 am ET on Thursday, January 27, 2022.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following site/URL:  https://services.choruscall.com/links/ibcp220127.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 8699212). The replay will be available through February 3, 2022.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $4.7 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan’s Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and insurance.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  IndependentBank.com.

Forward-Looking Statements

This press release contains forward-looking statements about Independent Bank Corporation. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of Independent Bank Corporation. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. The COVID-19 pandemic is adversely affecting Independent Bank Corporation, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on its business, financial position, results of operations, liquidity, and prospects is uncertain. Continued deterioration in general business and economic conditions or turbulence in domestic or global financial markets could adversely affect Independent Bank Corporation’s revenues and the values of its assets and liabilities, reduce the availability of funding from certain financial institutions, lead to a tightening of credit, and increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices could affect Independent Bank Corporation in substantial and unpredictable ways. Independent Bank Corporation’s results could also be adversely affected by changes in interest rates; further increases in unemployment rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of its investment securities; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in the level of tariffs and other trade policies of the United States and its global trading partners; changes in customer behavior and preferences; breaches in data security; failures to safeguard personal information; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputation risk.

Certain risks and important factors that could affect Independent Bank Corporation’s future results are identified in its Annual Report on Form 10-K for the year ended December 31, 2020 and other reports filed with the SEC, including among other things under the heading “Risk Factors” in such Annual Report on Form 10-K. Any forward-looking statement speaks only as of the date on which it is made, and Independent Bank Corporation undertakes no obligation to update any forward-looking statement, whether to reflect events or circumstances, after the date on which the statement is made, to reflect new information or the occurrence of unanticipated events, or otherwise.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	December 31,
	2021	2020
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$51,069	$56,006
Interest bearing deposits	58,404	62,699
Cash and Cash Equivalents	109,473	118,705
Securities available for sale	1,412,830	1,072,159
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	18,427	18,427
Loans held for sale, carried at fair value	55,470	92,434
Loans held for sale, carried at lower of cost or fair value	34,811	-
Loans
Commercial	1,203,581	1,242,415
Mortgage	1,139,659	1,015,926
Installment	561,805	475,337
Total Loans	2,905,045	2,733,678
Allowance for credit losses (1)	(47,252)	(35,429)
Net Loans	2,857,793	2,698,249
Other real estate and repossessed assets	245	766
Property and equipment, net	36,404	36,127
Bank-owned life insurance	55,279	55,180
Capitalized mortgage loan servicing rights, carried at fair value	26,232	16,904
Other intangibles	3,336	4,306
Goodwill	28,300	28,300
Accrued income and other assets	66,140	62,456
Total Assets	$4,704,740	$4,204,013

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$1,321,601	$1,153,473
Savings and interest-bearing checking	1,897,487	1,526,465
Reciprocal	586,626	556,185
Time	308,438	287,402
Brokered time	2,938	113,830
Total Deposits	4,117,090	3,637,355
Other borrowings	30,009	30,012
Subordinated debt	39,357	39,281
Subordinated debentures	39,592	39,524
Accrued expenses and other liabilities	80,208	68,319
Total Liabilities	4,306,256	3,814,491

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,171,036 shares at December 31, 2021 and 21,853,800 shares at December 31, 2020	323,401	339,353
Retained earnings	74,582	40,145
Accumulated other comprehensive income	501	10,024
Total Shareholders’ Equity	398,484	389,522
Total Liabilities and Shareholders’ Equity	$4,704,740	$4,204,013

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Twelve Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020	December 31,
				2021	2020
	(unaudited)
Interest Income	(In thousands, except per share amounts)
Interest and fees on loans	$30,316	$30,132	$31,139	$116,644	$123,159
Interest on securities available for sale
Taxable	4,114	3,922	3,299	14,488	12,655
Tax-exempt	1,577	1,597	789	6,102	2,926
Other investments	217	204	235	846	1,089
Total Interest Income	36,224	35,855	35,462	138,080	139,829
Interest Expense
Deposits	977	1,090	3,516	4,465	12,666
Other borrowings and subordinated debt and debentures	962	962	953	3,850	3,551
Total Interest Expense	1,939	2,052	4,469	8,315	16,217
Net Interest Income	34,285	33,803	30,993	129,765	123,612
Provision for credit losses (1)	630	(659)	(421)	(1,928)	12,463
Net Interest Income After Provision for Credit Losses	33,655	34,462	31,414	131,693	111,149
Non-interest Income
Interchange income	3,306	4,237	2,819	14,045	11,230
Service charges on deposit accounts	2,992	2,944	2,218	10,170	8,517
Net gains (losses) on assets
Mortgage loans	5,600	8,361	15,873	35,880	62,560
Securities available for sale	(10)	5	14	1,411	267
Mortgage loan servicing, net	1,269	1,271	(384)	5,745	(9,350)
Other	2,614	2,877	1,823	9,392	7,521
Total Non-interest Income	15,771	19,695	22,363	76,643	80,745
Non-interest Expense
Compensation and employee benefits	19,905	21,659	20,039	79,969	74,781
Data processing	2,851	3,022	2,374	10,823	8,534
Occupancy, net	2,216	2,082	2,120	8,794	8,938
Interchange expense	1,083	1,202	926	4,434	3,342
Furniture, fixtures and equipment	1,060	1,075	964	4,172	4,089
Loan and collection	819	735	708	3,172	3,037
Communications	739	683	785	3,080	3,194
Legal and professional	534	513	600	2,068	2,027
Advertising	599	666	594	1,918	2,230
Conversion related expenses	191	275	1,541	1,827	2,586
FDIC deposit insurance	413	346	385	1,396	1,596
Costs (recoveries) related to unfunded lending commitments	844	369	(8)	1,207	263
Branch closure costs	-	-	-	-	417
Net (gains) losses on other real estate and repossessed assets	(28)	(28)	(82)	(230)	64
Other	2,728	1,913	1,761	8,393	7,315
Total Non-interest Expense	33,954	34,512	32,707	131,023	122,413
Income Before Income Tax	15,472	19,645	21,070	77,313	69,481
Income tax expense	2,964	3,683	4,084	14,418	13,329
Net Income	$12,508	$15,962	$16,986	$62,895	$56,152
Net Income Per Common Share
Basic	$0.59	$0.74	$0.78	$2.91	$2.56
Diluted	$0.58	$0.73	$0.77	$2.88	$2.53

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(unaudited)
	(Dollars in thousands except per share data)
Three Months Ended
Net interest income	$34,285	$33,803	$31,393	$30,284	$30,993
Provision for credit losses (1)	630	(659)	(1,425)	(474)	(421)
Non-interest income	15,771	19,695	14,771	26,406	22,363
Non-interest expense	33,954	34,512	32,536	30,021	32,707
Income before income tax	15,472	19,645	15,053	27,143	21,070
Income tax expense	2,964	3,683	2,665	5,106	4,084
Net income	$12,508	$15,962	$12,388	$22,037	$16,986

Basic earnings per share	$0.59	$0.74	$0.57	$1.01	$0.78
Diluted earnings per share	0.58	0.73	0.56	1.00	0.77
Cash dividend per share	0.21	0.21	0.21	0.21	0.20

Average shares outstanding	21,256,367	21,515,669	21,749,654	21,825,937	21,866,326
Average diluted shares outstanding	21,473,963	21,726,346	21,966,829	22,058,503	22,112,829

Performance Ratios
Return on average assets	1.07%	1.40%	1.12%	2.10%	1.61%
Return on average equity	12.61	15.93	12.78	23.51	17.82
Efficiency ratio (2)	66.68	63.47	69.24	53.48	60.59

As a Percent of Average Interest-Earning Assets (2)
Interest income	3.30%	3.37%	3.22%	3.27%	3.57%
Interest expense	0.17	0.19	0.20	0.22	0.45
Net interest income	3.13	3.18	3.02	3.05	3.12

Average Balances
Loans	$2,957,985	$2,903,700	$2,859,544	$2,834,012	$2,876,795
Securities available for sale	1,367,038	1,317,382	1,274,556	1,093,618	1,009,578
Total earning assets	4,433,400	4,296,662	4,223,570	4,047,952	3,984,080
Total assets	4,654,491	4,513,774	4,434,760	4,254,294	4,195,546
Deposits	4,069,901	3,934,937	3,879,715	3,698,811	3,632,758
Interest bearing liabilities	2,863,057	2,740,444	2,674,425	2,589,102	2,574,306
Shareholders’ equity	393,477	397,542	388,780	380,111	379,232

End of Period
Capital
Tangible common equity ratio	7.85%	8.02%	8.21%	8.08%	8.56%
Average equity to average assets	8.45	8.81	8.77	8.93	9.04
Common shareholders’ equity per share of common stock	$18.82	$18.76	$18.30	$17.79	$17.82
Tangible common equity per share of common stock	17.33	17.27	16.82	16.30	16.33
Total shares outstanding	21,171,036	21,321,092	21,632,912	21,773,734	21,853,800

Selected Balances
Loans	$2,905,045	$2,883,978	$2,814,559	$2,784,224	$2,733,678
Securities available for sale	1,412,830	1,348,378	1,330,660	1,247,280	1,072,159
Total earning assets	4,484,987	4,405,189	4,246,410	4,209,017	3,979,397
Total assets	4,704,740	4,622,340	4,461,272	4,426,440	4,204,013
Deposits	4,117,090	4,012,068	3,862,466	3,858,575	3,637,355
Interest bearing liabilities	2,865,090	2,784,554	2,633,747	2,626,280	2,553,418
Shareholders’ equity	398,484	400,031	395,974	387,329	389,522

(1)	Beginning January 1, 2021, calculation is based on CECL methodology. Prior to January 1, 2021, calculation was based on the probable incurred loss methodology.
(2)	Presented on a fully tax equivalent basis assuming a marginal tax rate of 21%.

Reconciliation of Non-GAAP Financial Measures
Independent Bank Corporation

Independent Bank Corporation believes non-GAAP measures are meaningful because they reflect adjustments commonly made by management, investors, regulators and analysts to evaluate the adequacy of common equity and performance trends.  Tangible common equity is used by the Company to measure the quality of capital.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(Dollars in thousands)
Net Interest Margin, Fully Taxable
Equivalent (“FTE”)

Net interest income	$34,285	$30,993	$129,765	$123,612
Add: taxable equivalent adjustment	492	221	1,866	823
Net interest income - taxable equivalent	$34,777	$31,214	$131,631	$124,435
Net interest margin (GAAP) (1)	3.08%	3.10%	3.06%	3.32%
Net interest margin (FTE) (1)	3.13%	3.12%	3.10%	3.34%

(1)	Annualized for three months ended December 31, 2021 and 2020.

Tangible Common Equity Ratio

	December 31, 2021	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020
	(Dollars in thousands)
Common shareholders’ equity	$398,484	$400,031	$395,974	$387,329	$389,522
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	3,336	3,579	3,821	4,063	4,306
Tangible common equity	$366,848	$368,152	$363,853	$354,966	$356,916

Total assets	$4,704,740	$4,622,340	$4,461,272	$4,426,440	$4,204,013
Less:
Goodwill	28,300	28,300	28,300	28,300	28,300
Other intangibles	3,336	3,579	3,821	4,063	4,306
Tangible assets	$4,673,104	$4,590,461	$4,429,151	$4,394,077	$4,171,407

Common equity ratio	8.47%	8.65%	8.88%	8.75%	9.27%
Tangible common equity ratio	7.85%	8.02%	8.21%	8.08%	8.56%

Tangible Common Equity per Share of Common Stock:

Common shareholders’ equity	$398,484	$400,031	$395,974	$387,329	$389,522
Tangible common equity	$366,848	$368,152	$363,853	$354,966	$356,916
Shares of common stock outstanding (in thousands)	21,171	21,321	21,633	21,774	21,854

Common shareholders’ equity per share of common stock	$18.82	$18.76	$18.30	$17.79	$17.82
Tangible common equity per share of common stock	$17.33	$17.27	$16.82	$16.30	$16.33

The tangible common equity ratio removes the effect of goodwill and other intangible assets from capital and total assets.  Tangible common equity per share of common stock removes the effect of goodwill and other intangible assets from common shareholders’ equity per share of common stock.